Exhibit 10.17.3

ADDENDUM NO. 4
TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE- NET

THIS ADDENDUM NO. 4 TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE- NET ('Addendum") is made as of January 29, 2014, between DEL MONICO INVESTMENTS, INC., a California corporation ("Lessor"), and ENDOLOGIX,
INC., a Delaware corporation ("Lessee"), with reference to the following fuels:

A.     Lessor and Lessee are parties to that certain Standard Industrial/ Commercial Single-Tenant Lease- Net dated as of November 2, 2004 (the "Original Lease"), as amended by Addendum No. l attached thereto and dated concurrently therewith (the ''First Addendum"), Addendum No.2 dated June 9, 2009 (the "Second Addendum"), and Addendum No. 3 dated July 5, 2011 (the "Third Addendum"), which provides for Lessee's rental from Lessor of the premises located at 11 Studebaker, Irvine, CA (the "Premises"). The Original Lease, First Addendum, Second Addendum and Third Addendum are collectively referred to herein as the "Lease Agreement".

B.    The Second Extension Period is scheduled to expire on September 30,
2014, and the parties now wish to provide fur its further extension. Lessee has elected not to exercise the renewal option provided for in Paragraph 5 of the Third Addendum, and the deadline for exercising the renewal option has passed.

C.    Defined terms used in this Addendum shall, unless otherwise stated, have the same meanings as arc contained in the Lease Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.    Extension. Lessee's rental of the Premises, presently scheduled to expire on September 30, 2014, is hereby extended so that it will instead expire on December 31, 2014; the period from October 1, 2014 through December 31, 2014 is referred to herein as the "Third Extension Period". However, following December 31, 2014, the Third Extension Period shall automatically continue in effect, on the terms and conditions set forth in this Addendum, unless and until either Lessor or Lessee elects, without cause, to terminate the Third Extension Period on three (3) months advance written notice to the other. For clarity, it is the intent of the parties that the Third Extension Period continue at least through December 31, 2014, and thereafter on an indefinite basis, unless and until either party gives at least three (3) months advance written notice, which notice may be delivered by either party to the other on or after September 30, 2014.

2.     Rent. The monthly Base Rent payable by Lessee for its rental of the
Premises during the Third Extension Period shall be the same as the monthly Base Rent

Exhibit 10.17.3

immediately prior to the expiration of the Second Extension Period, i.e, $27,413 per month.
Base Rent fur any partial calendar month shall be prorated based on the actual number of days in the calendar month. In addition to Base Rent, during the Third Extension Period Lessee shall be responsible for payment of all categories of expenses pursuant to the Lease Agreement that Lessee was obligated to pay during the Second Extension Period.

4.    ''As Is" Condition. Lessee shall accept the Premises in their then "as is" physical condition as of the commencement date of the Third Extension Period, without any obligation on Lessor's part to make any alterations, additions, improvements or allowance in lieu thereof.

5.     ADA Inspection Disclosure. Pursuant to the provisions of California Civil Code Section 1938, Lessor hereby discloses to Lessee, and Lessee acknowledges, that the Premises have not undergone an inspection by a California “Certified Access Specialist" as of the date hereof.

6.    Energy Usage Disclosures. Within thirty (30) days after Lessor's request from time to time, Lessee shall provide to Lessor cop1es of Lessee's electricity bills from the electrical utility company, to allow Lessor to see the quantity of electricity consumed in the Premises, and Lessee consents to Lessor's disclosure to third parties of such electricity consumption data as maybe required of Lessor under applicable California law.

7.     No Lessee Broker Commission. Lessee represents and warrants to Lessor that their Tenant Representative, Cresa Partners shall not be entitled to a commission in connection with the transaction contemplated by this Addendum. Lessee agrees to pay any and all claims for brokers' fees or commissions claimed by any broker who asserts that it was engaged by Lessee in connection with the negotiation, execution or consummation of this Addendum.

8.    Ratification. Except as otherwise provided in this Addendum, all of the terms, definitions, covenants and conditions of the Lease Agreement are hereby ratified, confirmed and remain in full force and effect, and are incorporated into this Addendum, and shall be applicable to Lessee’s rental of the Premises during the Third Extension Period. This
Addendum and the Lease Agreement supersede in their entirety any and all prior oral and written agreements, letters and understandings of the parties with respect to the Premises. This Addendum may be signed by the parties in counterpart copies, and any party may deliver its signature by facsimile or electronic (PDF) transmission.

[SEE SIGNATURES ON FOLLOWING PAGE>>>]

Exhibit 10.17.3

IN WITNESS WHEREOF, this Addendum is made as of the date first written above.

LESSOR:	DEL MONICO INVESTMENTS, INC.,
A California corporation

By: /s/ Richard Goldberg Chief Operating Officer

LESSEE:	ENDOLOGIX, INC., A Delaware corporation

By: /s/ Todd Abraham
Name: Todd Abraham
Title: Vice President, Operations